Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 12, 2020 relating to the financial statements of Ready Capital Corporation and the effectiveness of Ready Captial Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Ready Capital Corporation for the year ended December 31, 2019. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, NY

July 24, 2020